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INDEPENDENT AUDITORS' CONSENT

FirstFederal Financial Services Corp

We consent to the incorporation by reference in this Post-Effective Amendment No. One to Registration Statement No. 333-24707 of FirstFederal Financial Services Corp on Form S-8 to Form S-4 of our report dated January 26, 1996, appearing in the Annual Report on Form 10-K of FirstFederal Financial Services Corp for the year ended December 31, 1996.



DELOITTE & TOUCHE LLP

Columbus, Ohio
October 2, 1997